Exhibit N

STOCK PLEDGE

CORP GROUP BANKING S.A.1

TO

BANCO ITAÚ CHILE

AS

GUARANTEE AGENT

In Santiago de Chile, on [ ], before me, [ ], Notary Public Responsible for the [ ] Santiago Notary’s Office with office at [ ], there have appeared: /One/ [ ] and [ ], both representing, as it will be certified, BANCO ITAÚ CHILE, a joint-stock company operating with banking services, incorporated and existing under the Chilean laws, unique tax enrollment number [*], hereinafter indistinctly “Itaú Chile” and/or the “Agent Bank” and/or the “Guarantee Agent”, who appears by itself and for the benefit and representation of ITAÚ UNIBANCO S.A.- NASSAU BRANCH / pending regulatory approval / formerly known as BANCO ITAÚ BBA S.A., NASSAU BRANCH, a joint-stock company operating with banking services, incorporated and existing under the laws of the Bahamas, domiciled in Nassau, Bahamas, P.O. Box N-tres nueve tres cero, primer piso, Charlotte House; Charlotte & Shirley Streets, hereinafter as “Itaú Nassau” and/or the “Creditor”, all domiciled in this city, at Avenida Apoquindo número tres mil cuatrocientos cincuenta y siete, comuna de Las Condes, Santiago. /Two/ [ ], representing, as it shall be certified, CORP GROUP BANKING S.A., a joint-stock company, unique tax enrollment [*], both domiciled at calle Rosario Norte número seiscientos sesenta, piso veintitrés, comuna de Las Condes, hereinafter referred to as “CorpBanking” and/or the “Grantor”. All the parties who came to my presence, of legal age, who proved their identity with their indicated identity cards, hereinafter also and indistinctly called the “Parties”, and state that they have agreed to enter into the following stock pledge agreement, hereinafter indistinctly the “Pledge Agreement”, under the terms and conditions set forth in this instrument: CLAUSE ONE: PRECEDENTS /One.One/ Financing.

1 Inversiones Corp Group Limitada is an additional Grantor with respect to 7,949,152 shares it owns of CorpBanking under one of the stock pledges.

/a/ By public deed dated January twenty-nine, two thousand fourteen, granted at the Santiago Notary’s Office of Mr. Eduardo Avello Concha, under repertoire number two thousand four hundred sixty-one/two thousand fourteen, Itaú Nassau and “Inversiones Corpgroup Interhold Limitada”, a limited liability company, unique tax enrollment number [*], hereinafter referred to as the” Debtor”; entered into a Financing Agreement, hereinafter the “Loan Agreement”, under which, and subject to the conditions established therein, the Creditor undertook to grant the Debtor loans for capital, for the amount of up to twelve hundred million Dollars, hereinafter the “Loan”. /b/ Promissory Notes. The Loan granted pursuant to the Loan Agreement will also be documented by means of one or more Promissory Notes, and forms for extension thereof, signed by the Debtor at the order of the Creditor. /One.Two/ Guarantee Agent. /a/ Pursuant to the provisions of clause Thirteen of the Loan Agreement, the Creditor granted a mercantile and irrevocable mandate to Banco Itaú Chile, in the terms of Article eighteen of Law number twenty thousand one hundred ninety, to act as Guarantee Agent, in order to represent it in the constitution, amendment or termination of the Guarantees, and for the exercise of the rights emanating from such Guarantees, with express powers to self-contract. /b/ The Guarantee Agent is totally empowered to grant and sign all the necessary public and private documents, being allowed to accept the liens constituted in favor of the Guarantee Agent, acting for the benefit of the Creditor, and to agree on said documents all the clauses of the essence, of the nature and merely incidental that it deems appropriate for the due completion of such guarantees, hereby understanding to be empowered to carry out all the necessary procedures and which lead to the completion thereof and to require and sign all the registrations, sub-registrations, annotations and cancellations applicable to them and as needed.

/One.Three/ Definitions. The terms in capital letters and which are not expressly defined in this instrument will have the meaning assigned to them in the Loan Agreement. CLAUSE TWO: SHARES. /Two.One/ Pledged Shares. The Grantor is the exclusive owner of [ ] shares issued by CORPBANCA, hereinafter the “Pledged Shares”, which are included in the instruments of shares number [ ]. /Two.Two/ Declaration. The Grantor declares, through its representative specified in the foreword of this instrument, that the Pledged Shares are its total and exclusive property, which are duly registered in its respective name in the Shareholders Log Book of CORPBANCA and that they are fully paid-in, have full voting rights and are free of embargoes, precautionary measures, encumbrances, limitation of ownership, price balances, purchase and sale promises, shareholders’ agreements, pledge, prohibition or litigation and of any security other than that of ownership, except for the pledges constituted or committed to constitute within the scope of the Permitted Reorganization, as defined in the Loan Agreement. Likewise, the Grantor declares that there is no impediment, both with respect to the Pledged Shares, as well as with respect to itself, to enter into this Pledge Agreement and establish a pledge on said shares. In the event that this declaration made by the Grantor is false or incorrect, the Guarantee Agent will be empowered to immediately enforce all the Guaranteed Obligations. CLAUSE THREE: PLEDGE OF SECURITIES IN FAVOR OF THE BANKS, ON SHARES. By the instrument herein, the Grantor duly represented in the manner indicated in the foreword, constitutes in favor of the Guarantee Agent, who acts for the account and benefit of the Creditor, a pledge on securities in favor of the banks, in accordance with the provisions of Law number four thousand two hundred eighty-seven, dated February twenty-two, nineteen hundred and twenty-eight, on all and each one the Pledged Shares, already specified in the previous clause, in order to guarantee and assure the Creditor the due, complete and timely fulfillment of each and every one of the present and future obligations that the Debtor has contracted or contracts with the Creditor, and its future assignees and/or legal successors, derived from the Loan Agreement, the Loan, the Promissory Notes and the other Loan Documents, according to the definition of these terms in the Loan Agreement, including agreed and penalty interests, readjustments, judicial or extrajudicial collection costs, commissions and any amount owed or to be owed to the Creditor, and all the obligations arising from the acts and agreements indicated above, whether those obligations are of the essence or nature of those acts or agreements, including, likewise, all their extensions, renewals, rescheduling, amendments, changes in interest rates, substitutions of guarantees, interest capitalizations, variations in time, manner and form of payment of the obligations agreed by the Debtor and the Creditor or their assignees, without any limitation, as well as the credits and documents that substitute or replace in whole or in part the guaranteed obligations, either by novation, rescheduling or any other way or by any other excuse, hereinafter the “Guaranteed Obligations”.

The pledge that is constituted by the agreement herein extends to and guarantees the interests, including penalty, the commissions, fees and other ancillary obligations to the Guaranteed Obligations in favor of the Creditor, under the Loan Agreement. This pledge also guarantees the reimbursement to the Creditor and the Guarantee Agent of the costs and expenses incurred for the collection, judicial or extrajudicial, including reasonable attorneys’ fees, if any, incurred due to procedures or claims for collection or foreclosure of the pledges in favor of the Creditor; and they also extend to any obligation stated in instruments that the Debtor may grant or accept in the future, pursuant to the Loan Agreement, the Promissory Notes and other Loan Documents, as well as due to any other document that in the future may complement said agreements. It is hereby expressly agreed that the payment of each and every one of the Guaranteed Obligations with the pledge that is constituted by this instrument will be non-severable, in such a way that the payment may not be made by installments, unless the Creditor or the Guarantee Agent expressly consents with that in writing, and, consequently, they may demand the fulfillment of all or part of the Guaranteed Obligations.

CLAUSE FOUR: PROHIBITION OF ENCUMBERING AND SELLING. The Grantor undertakes not to encumber, sale, dispose or celebrate any act or agreement on the Pledged Shares while the pledges provided for in this deed are in force, without prior written authorization of the Guarantee Agent, who hereby authorizes the Grantor to constitute the guarantees committed within the scope of the Permitted Reorganization, as defined in the Loan Agreement. These prohibitions will be registered in the Shareholders’ Log Book of CORPBANCA. The parties appearing before me declare that encumbrance shall be understood as any security or any charge, encumbrance, prohibition, right in favor of third parties, embargo, impediment or restriction that could affect or hinder the free use, enjoyment or disposition of the Pledged Shares. CLAUSE FIVE: ACCEPTANCE. The Guarantee Agent, duly represented in the manner indicated in the foreword, accepts the pledge and the prohibitions contained in this instrument and acquires the corresponding security of the pledge, all for the benefit of the Creditor. CLAUSE SIX: DELIVERY OF INSTRUMENTS. The Grantor herein delivers to the representatives of the Guarantee Agent the instruments of the Pledged Shares. The Guarantee Agent, duly represented, declares to receive them to its satisfaction and undertakes to keep them in custody while the pledges reported in this instrument are in force. CLAUSE SEVEN: EXTENSION. The pledges and prohibitions established under this agreement include and legally extend to all increases in the value of the Pledged Shares and to each of the property rights that such shares confer on their holders, and include all the proceeds and benefits that they may generate or produce, including, without the statement implying limitation, dividends and profits, shares released for payment, preemptive rights or options of any type, whether they are preferential subscription of shares, of bonds convertible into shares or any other securities that confer future rights on the company issuing said shares, as the case may be.

Likewise, provided that it is required by law to specify, the pledges constituted pursuant to this deed extend to the Grantor’s right to receive compensation in case of expropriation of the Pledged Shares, which compensation will subrogate the Pledged Shares for all legal and contractual purposes that may arise. Accordingly, the Guarantee Agent, for the benefit of the Creditor, is responsible for collecting and receiving dividends and proceeds of any type produced by the pledged shares, and is expressly authorized to pay these values to the Guaranteed Obligations only to the extent that they are due and enforceable. Likewise, the Guarantee Agent will be responsible, for the benefit of the Creditor, for collecting and receiving any return on capital that occurs in relation to the pledged shares and to pay these amounts to the Guaranteed Obligations when they are due and enforceable. In accordance with the aforementioned, the company issuing the Pledged Shares cannot pay any amount of that indicated in this agreement in any manner other than through the Guarantee Agent, with the Grantors being prohibited to collect and receive directly or through a third party that other than the Guarantee Agent, the amounts that must be paid to them by the Debtor, irrespective of the concept or nature of said payment. CLAUSE EIGHT: EXPANSION. /a/ The Grantor hereby undertakes to expand the pledge and prohibition established under this instrument to any other payment shares that it acquires within a capital increase by virtue of preemptive rights emanating of the Pledged Shares or of issued securities that confer future rights over the shares that the Grantor acquires in the future for any reason whatsoever due to preemptive rights emanating from the Pledged Shares. For these purposes, the Grantor undertakes to sign, at the simple written request of the Guarantee Agent, and promptly upon receiving said request, a new public deed of pledge of shares and prohibition to encumber and dispose of such shares or securities that it acquires in the future, in accordance with the provisions of this Clause, in terms substantially similar to this deed. /b/ Notwithstanding the obligation that the Grantor assumes to contribute to promptly signing the corresponding pledges and prohibitions, the Grantor hereby grants a special and irrevocable mandate, as its execution is also relevant for the Creditor, in accordance with Article two hundred and forty-one of the Code of Trade, but as broad as is necessary in law, to the Guarantee Agent, who hereby accepts it, so that in its name and on its behalf, immediately after the date in which those shares or securities are issued or acquired, as the case may be, and at its sole discretion, grants and signs each and every one of the corresponding pledges and prohibitions, in the name and on behalf of the Grantor, in terms and conditions substantially similar to those of this deed.

/c/ In the exercise of this mandate, the Guarantee Agent will have broad powers to agree on all the clauses of the essence and nature of the agreements that are necessary and all their incidental clauses deemed to be appropriate; to clarify, complement or modify them; to sign the public or private instruments that are required; and to carry out everything that is necessary for the due fulfillment of its commission, with express power to self-contract in its mandate. The Guarantee Agent may also, in the agreements it enters into, confer a special mandate on any of the persons specified in Clause Fourteen of this instrument, so that, when any one of them takes action, such person shall receive, on behalf of the Grantor, notifications and requirements, judicial and/or extrajudicial, in any management, procedure or proceeding, related to said pledges and the guaranteed obligations, irrespective of the applicable procedure or the court or authority, to which the consideration of the case is entrusted, so that if the attorney in fact is notified or required, the Grantor will be deemed validly represented in said management, procedure or proceeding. In any case, this special and irrevocable mandate may not be invoked by the Grantor as a cause for justifying the non-compliance with the obligations emerging from this deed. /d/ In any case, the Parties hereby expressly state that the granting of this mandate does not relieve the Grantor of the obligations to constitute the pledges and prohibitions in accordance with the provisions of letter /a/ of this Clause. Furthermore, the Grantor hereby releases the Guarantee Agent from any liability it may incur due to the fulfillment of the irrevocable mandates conferred herein.

CLAUSE NINE: SPIN-OFF OR MERGER. In the case of spin-off or merger of the company issuing the Pledged Shares, it is hereby expressly agreed that the pledges and prohibitions established under this instrument will be extended to all the shares of the new companies formed as a result of the spin-off or merger or that subsist after it, to which the Grantor is entitled or would be entitled as the owner of the Pledged Shares applicable to the pledges and the prohibitions constituted under this agreement. The Guarantee Agent is exclusively entitled to withdraw the corresponding instruments in all the previous cases and to require the registration of these pledges and prohibitions in the corresponding Shareholders’ Log Books, with the Grantor consequently renouncing to require said delivery for itself or for another person. CLAUSE TEN: EXERCISE OF THE RIGHT OF VOICE AND VOTE. As long as the Guaranteed Obligations are not due and enforceable, the Grantor will retain the full exercise of the rights of voice and vote that as the legitimate owner of the Pledged Shares to which it is entitled and the exercise of those other political rights to which it may be entitled. After any of the Guaranteed Obligations becomes due or enforceable/including cure periods, amount limits, and other terms of each of them/, according to the definition of this term stated in the Loan Agreement/, for this purpose, a simple written communication sent by the Creditor to the company issuing the Pledged Shares, with a copy to the Grantor, shall be sufficient, and counting from the date of said communication, and with the sole merit of it and without any person having to be credited for the maturity enforceability of the relevant obligation, the Creditor will exercise all the rights that, otherwise, would be legally held by the Grantor as the legitimate owner of the Pledged Shares. In this case, the Grantor must refrain from exercising said rights, as well as any other to which it would be entitled due to its shareholding, all of which will be fully and exclusively exercised by the Creditor, for which purposes the Grantor hereby irrevocably authorizes the Creditor, who accepts, to exercise the right to voice and vote corresponding to the Pledged Shares. CLAUSE ELEVEN: SUFFICIENT INSTRUMENT. The Grantor recognizes that a due and authorized copy of this deed constitutes a good and sufficient instrument to initiate and continue all the actions applicable in law in relation to any of the Pledged Shares for securing the Guaranteed Obligations.

CLAUSE TWELVE: OTHER OBLIGATIONS. /a/ To carry out at its exclusive expense, all the legal and extrajudicial actions required to maintain the control over and free possession of the Pledged Shares. /b/ To notify the Creditor, by registered letter addressed to the Guarantee Agent at its address stated in the foreword, any embargo, seizure, significant loss or significant impairment suffered by any of the Pledged Shares, within five business days following the occurrence of the event. /c/ To inform the existence of the pledges reported in this instrument to the creditor who subsequently seizes the Pledged Shares, according to the same procedure and within the same period referred to in letter /b/ above. CLAUSE THIRTEEN: EARLY ENFORCEMENT AND EXECUTION. Notwithstanding the Events of Default established in the Loan Agreement, the Guaranteed Obligations may also be enforced in the event of any of the following circumstances being verified: /a/ If the Grantor does not have or loses control of any of the Pledged Shares. /b/ If the pledges and prohibitions agreed upon by this instrument with respect to Pledged Shares are not notified to the company issuing the Pledged Shares by a Certifying Officer within fifteen calendar days from the date of this deed. /c/ If any of the Pledged Shares is found to be subjected or becomes subjected in the future to other encumbrances, control limitations, prohibitions, embargoes, precautionary measures and/or litigation, except for the pledges constituted or committed to constitute within the scope of the Permitted Reorganization, as defined in the Loan Agreement. /d/ If any of the declarations made by the Grantor herein were false or incorrect. /e/ If the Grantor fails to comply with the obligations not to encumber or dispose of the Pledged Shares, except for the pledges constituted or committed to constitute within the scope of the Permitted Reorganization, as defined in the Loan Agreement. /f/ If the Grantor does not comply with any of the obligations set forth in this deed, other than the obligations of not to encumber or dispose of the Pledged Shares and does not correct said non-compliance within a period of ten days after the Guarantee Agent reports this fact.

/g/ In the other cases in which the law and the Loan Agreement establish early enforceability. It is hereby expressly stated that the causes of acceleration, previously set forth, have been established for the exclusive benefit of the Creditor, who, consequently may exercise them or not, and in the event that the Creditor decides not to do so, this may not be understood in any way as an impairment or detriment to the rights granted to it by this Agreement or by law. CLAUSE FOURTEEN: MANDATE FOR THE PURPOSES OF NOTIFICATIONS. /a/ The Grantor confers a mandate on [            ] and [            ], of legal age, who certify their identities with the aforementioned identification cards, both domiciled in the same address of the Grantor indicated in the foreword, so that any of them can receive, indistinctly, for and on behalf of their Grantor, notifications and requirements, judicial and/or extrajudicial, in any management, procedure or proceeding, related to both this pledge agreement as well as the Guaranteed Obligations, irrespective of the applicable procedure or the court or authority to which the case is entrusted, so that in case the attorney-in-fact has been notified or required, the Grantor will be considered validly represented in said management, procedure or proceeding. In the exercise of this irrevocable mandate, the attorney-in-fact will be fully empowered to judicially represent the Grantor, which includes receiving all kinds of notifications, answering demands and acting with the judicial powers included in both paragraphs of the Article seven of the Code of Civil Procedure, which are considered expressly reproduced in their entirety. The Grantor hereby expressly declares that the power referred to in this clause is irrevocable, in the terms referred to in Article two hundred and forty-one of the Code of Trade, since its execution is of interest to the Creditor. /b/ This act has counted on the presence of [            ] and [            ], already identified, who declare that they accept the power of attorney previously granted and undertake not to renounce it without the written consent of the Guarantee Agent. The power of attorney granted hereby does not revoke any power of attorney granted previously or on this same date.

CLAUSE FIFTEEN: OTHER COLLATERAL. It is hereby stated that the pledge and prohibition set forth in the instrument herein are without impairment of any other guarantee and prohibition that may have been constituted by the Debtor, by the Grantor and/or by third parties, whether security or personal, to guarantee the obligations that such guarantees warrant in favor of the Creditor. The agreements reported in this deed shall not be considered, under any circumstances, as an amendment, substitution or limitation of the rights granted to the Creditor or the Guarantee Agent under the Loan Agreement, the Loan, the Promissory Notes, and the others Loan Documents, nor their respective amendments. CLAUSE SIXTEEN: RELEASE AND LIFT. The Creditor, acting through the Guarantee Agent, will sign a deed of lift of the pledge and prohibition constituted in accordance with this instrument, once all the Guaranteed Obligations have been entirely and fully complied with. CLAUSE SEVENTEEN: NULLITY OR INEFFICIENCY. If, for any reason, one or more of the provisions of this instrument are declared null or ineffective, in whole or in part, said provision will not affect the validity of the other provisions of this instrument or of the Loan Agreement. CLAUSE EIGHTEEN: WAIVERS. The fact that the Guarantee Agent or the Creditor do not exercise or delay the exercise of any of their rights under this agreement will not constitute a waiver thereof, nor will the separate or partial exercise of any right prevent the subsequent exercise of those rights or of other rights. The remedies referred to herein are cumulative and do not exclude any other remedy recognized by law. CLAUSE NINETEEN: EXPENSES; COMPLEMENTARY DEEDS. The expenses, taxes, notarial and registration fees, as well as any disbursement of any kind that is related to the granting or registration of this agreement, as well as those derived from complementary public deeds that may be necessary to grant in order to clarify, rectify or modify this instrument, and all those corresponding to the lifting of this pledge at the appropriate time will be borne by the Grantor. The Grantor hereby grants special and irrevocable power to [            ] and [            ], already identified, so that when any one of them acts with the attorneys-in-fact for the other Parties to this deed, they can draft any text necessary to correct this public deed and achieve the full registration of the constituted pledges and prohibitions, as applicable.

In use of their powers, the attorneys-in-fact may correct and rectify the content of this deed, the identification of the Parties and the Pledged Shares, or complete the data as necessary for the perfection of the covenants that the Parties have agreed upon. Likewise, the attorneys-in-fact are empowered to translate these texts to a public deed and register them together with this deed, in the respective registries. CLAUSE TWENTY: SUCCESSORS AND ASSIGNEES. The pledges and prohibitions set forth in the instrument herein shall inure to the benefit of the Creditor, and the rights they grant may be exercised through the Guarantee Agent, or by whoever holds the condition of successor or assignee thereof, and those who legally or conventionally subrogate their rights. Such successor or assignee, and whoever is legally or conventionally subrogated in rights, will have against the Grantor the same rights and benefits granted under this deed to the Creditor, being considered as such for all legal and contractual purposes that may arise. CLAUSE TWENTY-ONE: NAME OF THE CLAUSES. The names assigned by the Parties to the different provisions of this agreement have been established only for reference and ease of reading, without affecting the meaning or scope that the Clause in its entirety may have different from that name. CLAUSE TWENTY-TWO: LAW APPLICABLE TO THE AGREEMENT. This agreement and all the provisions contained in it are governed and will be construed in accordance with the laws of Chile. CLAUSE TWENTY-THREE: DOMICILE. JURISDICTION. For all purposes of this agreement, the Parties set their domicile in the city and commune of Santiago and submit themselves to the Jurisdiction of the Ordinary Courts of Justice of the city and commune of Santiago. LEGAL STATUS. The legal statuses of the representatives of BANCO ITAÚ CHILE are stated in the public deeds dated [            ], granted at the Santiago Notary’s Office of [            ].

The legal status of BANCO ITAÚ CHILE, to represent ITAÚ UNIBANCO S.A. - NASSAU BRANCH, as Guarantee Agent of the pledge constituted in this instrument is stated in the Loan Agreement specified in Clause One of this instrument. The legal status of the representative of CORP GROUP BANKING S.A. is stated in the deed dated [            ], granted at the Santiago Notary’s Office of [            ]. The legal statuses previously indicated are not inserted because they are known to the parties and to the authorizing Notary Public. Upon receipt and after reading the instrument herein, the parties appearing before me have signed it. A copy of the instrument has been rendered to the parties. This deed has been annotated in the Repertoire of Public Instruments, with this same date. I certify.-

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By proxy BANCO ITAÚ CHILE

By proxy ITAÚ UNIBANCO S.A - NASSAU BRANCH

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By proxy CORP GROUP BANKING S.A.

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